As filed with the Securities and Exchange Commission on July 21, 2005
Registration No. 333-124978

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 2
to
FORM S-3
REGISTRATION STATEMENT
Under
The Securities Act of 1933

INTEVAC, INC.
(Exact name of Registrant as specified in its charter)

California (State or other jurisdiction of incorporation or organization)	94-3125814 (I.R.S. Employer Identification Number)

3560 Bassett Street
Santa Clara, California 95054
(408) 986-9888
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Charles B. Eddy, III
Chief Financial Officer
Intevac, Inc.
3560 Bassett Street
Santa Clara, CA 95054
(408) 986-9888
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Herbert P. Fockler, Esq.
Wilson Sonsini Goodrich & Rosati
Professional Corporation
650 Page Mill Road
Palo Alto, CA 94304
(650) 493-9300

     Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☑

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. ☐

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. ☐

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the Registration Statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JULY 21, 2005

PROSPECTUS

2,000,000 Shares

Intevac, Inc.

Common Stock

          This prospectus relates to 2,000,000 shares of our common stock which may be sold from time to time by the stockholder or its transferees set forth in the “Selling Stockholder” section of this prospectus.

          The prices at which the selling stockholder or its transferees may sell the shares will be determined by the prevailing market prices for the shares or in negotiated transactions. We will not receive any proceeds from the sale of the shares offered by this prospectus.

     Our common stock is quoted on the Nasdaq National Market under the symbol “IVAC.” On July 20, 2005, the last reported sale price for our common stock on the Nasdaq National Market was $12.40 per share.

          Investment in these securities involves a high degree of risk. See “Risk Factors “ beginning on page 1.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is ____________, 2005.

THE COMPANY

           Intevac is the world’s leading supplier of sputtering equipment used to manufacture magnetic media used in hard disk drives and a developer and provider of advanced extreme low light imaging sensors, cameras and systems. We operate two businesses: Equipment and Imaging.

           Our Equipment business designs, manufactures, markets and services complex capital equipment that deposits, or sputters, highly engineered thin-films onto magnetic disks used in hard disk drives. We believe our systems represent approximately 60% of the installed capacity of disk sputtering systems worldwide. We believe there are approximately 105 of our legacy disk sputtering system, the MDP-250, and twelve of our latest disk sputtering system, the 200 Lean, installed and operating worldwide. Our customers include the world’s leading manufacturers of magnetic disks for hard disk drives, such as Hitachi Global Storage Technologies, Maxtor and Seagate Technology.

           Our Imaging business develops and manufactures electro-optical sensors, cameras, and systems that permit highly sensitive detection of photons in the visible and near infrared portions of the spectrum, allowing vision in extreme low light situations. We currently develop night-vision technology and equipment for military and commercial applications. To date, revenues from our Imaging business have been derived primarily from research and development contracts funded by the U.S. government. Applications for our imaging technology include sensors and cameras for use in extreme low light situations and LIVAR systems for positive identification of targets at long range. More recently, we began developing products for use in the commercial sector, specifically the security, life science and physical science markets.

          Our principal executive offices are located at 3560 Bassett Street, Santa Clara, California 95054, and our phone number is (408) 986-9888. Our Internet home page is located at www.intevac.com; however, the information in, or that can be accessed through, our home page is not part of this prospectus.

RISK FACTORS

          You should carefully consider the risks described below before making an investment decision. Our business could be harmed by any of these risks. The trading price of our common stock could decline due to any of these risks, and you may lose all or part of your investment. In assessing these risks, you should also refer to the other information contained or incorporated by reference in this prospectus, including our consolidated financial statements and related notes, before deciding to purchase any shares of our common stock.

Our operating results fluctuate significantly from quarter to quarter, which may cause the price of our stock to decline.

          Over the last 9 quarters, our revenues per quarter have fluctuated between $35.0 million and $4.6 million. Over the same period our operating income as a percentage of revenues has fluctuated between approximately 4% and (90%) of revenues. We anticipate that our revenues and operating margins will continue to fluctuate. We expect this fluctuation to continue for a variety of reasons, including:

•	delays or problems in the introduction and acceptance of our new products, or delivery of existing products;

•	changes in the demand, due to seasonality and other factors, for the computer systems, storage subsystems and consumer electronics containing disks our customers produce with our systems; and

•	announcements of new products, services or technological innovations by us or our competitors.

          Additionally, because our systems are priced in the millions of dollars and we sell a relatively small number of systems, our business is inherently subject to fluctuations in revenue from quarter to quarter due to factors such as timing of orders, acceptance of new systems by our customers or cancellation of those orders. For example, quarterly revenues in our Equipment business fluctuated between $8.3 million and $32.6 million in the last four quarters. As a result, we believe that quarter-to-quarter comparisons of our revenues and operating results may not be meaningful and that these comparisons may not be an accurate indicator of our future performance. Our operating results in one or more future quarters may fail to meet the expectations of investment research analysts or investors, which could cause an immediate and significant decline in the trading price of our common shares.

We have a recent history of significant losses and may not regain annual profitability. If we do not establish profitable operations in the future, then our share price is likely to decline.

          The majority of our revenues and gross profit have historically been derived from sales of disk sputtering equipment. Sales of our disk sputtering equipment were severely depressed from the middle of 1998 until mid-2003. Also, our Imaging business has yet to earn an annual profit. We have experienced an operating loss in each of the last five fiscal years. Our operating loss in 2004 was $5.2 million, and as of December 31, 2004, we had an accumulated deficit of $25.7 million. To regain and sustain profitability, we will need to increase gross margins and generate and sustain substantially higher revenue while maintaining reasonable cost and expense levels. We cannot assure you that we will regain profitability in the near future, or at all, and if we do regain profitability we cannot assure you that we will be able to sustain profitability on a going-forward basis. If we fail to regain profitability within the time frame expected by securities analysts or investors, then the market price of our common stock will likely decline.

We are exposed to risks associated with a highly concentrated customer base.

          Historically, a significant portion of our revenue in any particular period has been attributable to sales of our magnetic media sputtering systems to a limited number of customers. In 2004, Seagate accounted for $43.4 million, or 62%, of our revenue; and Matsubo accounted for $7.5 million, or 11%, of our revenue. Orders from a relatively limited number of magnetic disk manufacturers have accounted for, and likely will continue to account for, a substantial portion of our revenues. The loss of, or delays in purchasing by, any one of our large customers would significantly reduce potential future revenues. The concentration of our customer base may enable customers to demand pricing and other terms unfavorable to us. Furthermore, the concentration of customers can lead to extreme variability in revenue and financial results from period to period. For example, during 2004 revenues ranged between $6.5 million in the first quarter and $34.9 million in the third quarter. These factors could have a material adverse effect on our business, financial condition and results of operations.

The majority of our future revenue is dependent on new products. If these new products are not successful, then our results of operations will be adversely affected.

          We have invested heavily, and continue to invest, in the development of new products. Our success in developing and selling new products depends upon a variety of factors, including our ability to predict future customer requirements accurately, technological advances, total cost of ownership of our systems, our introduction of new products on schedule, our ability to manufacture our systems cost-effectively and the performance of our systems in the field. Our new product decisions and development commitments must anticipate continuously evolving industry requirements significantly in advance of sales.

          Our future revenues depend significantly on the market acceptance of our 200 Lean disk sputtering system, which was first delivered in December 2003. Initial builds of the 200 Lean experienced high production and warranty costs in comparison to our more established product lines. Although we believe our margins will improve in the future on our 200 Lean systems, the timing and amount of such improvements are difficult to predict. Advanced vacuum manufacturing equipment, such as the 200 Lean, is subject to extensive customer acceptance tests after installation at the customer’s factory. These acceptance tests are designed to validate reliable operation to specification in areas such as throughput, vacuum level, robotics, process performance and software features and functionality. These tests are generally more comprehensive for new systems, like the 200 Lean, than for mature systems, such as the MDP-250, and are designed to highlight problems encountered with early versions of the equipment. Failure to promptly address any of the problems uncovered in these tests could have adverse effects on our business, including rescheduling of backlog, failure to achieve customer acceptance and therefore revenue recognition as anticipated, unanticipated rework and warranty costs, penalties for non-performance, cancellation of orders, or return of products for credit.

           We are making a substantial investment to develop a new manufacturing system to address applications other than magnetic media manufacturing. We are in the concept and feasibility stage for this new product. We have not yet completed a fully working prototype, and do not expect to generate any revenue from this product in the next twelve months. We spent $975,000, or 8.4% of our research development costs related to the development of this new product in 2004 and expect to significantly increase our level of spending on this project in 2005. Failure to correctly assess the size of the market, or to successfully develop a product to cost effectively address the market, or to establish effective sales and support of the new product would have a material adverse effect on our future revenues and profits, including loss of the Company’s entire investment in the project.

          Our LIVAR target identification and low light level camera technologies are designed to offer significantly improved capability to military customers. We are also developing commercial products based on the technology we have developed in our Imaging business. None of our Imaging products is currently being manufactured in high volume, and we may encounter unforeseen difficulties when we commence volume production of these products. Our Imaging business will require substantial further investment in sales and marketing, in product development and in additional production facilities in order to expand our operations. We cannot assure you that we will succeed in these activities or generate significant sales of these new products. To date, commercial sales of our commercial imaging products have not been significant and we do not expect to collect significant revenues in 2005 from deployment of LIVAR or our other imaging products. Failure of any of these products to perform as intended, to penetrate their markets and develop into profitable product lines or to achieve their production cost objectives, would have a material adverse effect on our business.

Demand for capital equipment is cyclical, which subjects our business to long periods of depressed revenues interspersed with periods of unusually high revenues.

          Our Equipment business sells equipment to capital intensive industries, which sell commodity products such as disk drives. When demand for these commodity products exceeds capacity, demand for new capital equipment such as ours tends to be amplified. Conversely, when supply of these commodity products exceeds demand, the demand for new capital equipment such as ours tends to be depressed. The hard disk drive industry has historically been subject to multi-year cycles because of the long lead times and high costs involved in adding capacity, and to seasonal cycles driven by consumer purchasing patterns, which tend to be heaviest in the third and fourth quarters of each year.

          The cyclical nature of the capital equipment industry means that in some years we will have unusually high sales of new systems, and that in other years our sales of new systems will be severely depressed. The timing, length and volatility of these cycles are difficult to predict. These changes have affected the timing and amounts of our customers’ capital equipment purchases and investments in new technology. For example, sales of systems for magnetic disk production were severely depressed from the middle of 1998 until mid-2003. In addition, our disk manufacturing customers are generally more sensitive to the cyclical nature of the hard disk drive industry, because many of their customers have internal magnetic disk manufacturing operations and will cut back their purchases of disks from outside suppliers first in an industry downturn. If we fail to anticipate or respond quickly to the industry business cycle, it could have a material adverse effect on our business.

If the projected growth in demand for hard disk drives does not materialize and our customers do not replace or upgrade their installed base of disk sputtering systems, then future sales of our disk sputtering systems will suffer.

          From the middle of 1998 until mid-2003, there was very little demand for new disk sputtering systems, as magnetic disk manufacturers were burdened with over-capacity and were not investing in new disk sputtering equipment. By 2003, however, over-capacity had diminished, three of our customers announced plans for major capacity expansions, and we shipped our first next generation 200 Lean system. In 2004, one of those customers took delivery of ten new 200 Leans and another of those customers took delivery of a 200 Lean to evaluate its capabilities.

          Sales of our equipment for capacity expansions are dependent on the capacity expansion plans of our customers and upon whether our customers select our equipment for their capacity expansions. We have no control over our customers’ expansion plans, and we cannot assure you that they will select our equipment if they do expand their capacity. Our customers may not implement capacity expansion plans, or we may fail to win orders for equipment for those capacity expansions, which could have a material adverse effect on our business and our operating results. In addition, some manufacturers may choose to purchase used systems from other manufacturers or customers rather than purchasing new systems from us. Furthermore, if hard disk drives were to be replaced by an alternative technology as a primary method of digital storage, demand for our products would decrease.

          Sales of our new 200 Lean disk sputtering systems are also dependent on obsolescence and replacement of the installed base of disk sputtering equipment. If technological advancements are developed that extend the useful life of the installed base of systems, then sales of our 200 Lean will be limited to the capacity expansion needs of our customers, which would have a material adverse effect on our operating results.

Recently enacted and proposed changes in securities laws and regulations will increase our costs.

          The Sarbanes-Oxley Act of 2002 has required changes in some of our corporate governance, securities disclosure and/or compliance practices. As part of the Act’s requirements, the Securities and Exchange Commission has promulgated new rules on a variety of subjects, in addition to other rule proposals, and the NASDAQ Stock Market has enacted new corporate governance listing requirements. These developments have and will continue to increase our accounting and legal compliance costs, and could also expose us to additional liability.

          Costs of compliance were significantly larger in 2004 than originally anticipated, and costs of compliance in future periods may continue to be unpredictable, which could have an adverse effect on our financial results. In addition, we were unable to complete the efforts required in order to comply with Section 404 in a timely manner in 2004, which impacted our ability to make a timely filing of our Report on Form 10-K. There can be no guarantee that we will not face similar issues in future filings.

          In addition, such developments may make retention and recruitment of qualified persons to serve on our board of directors or executive management more difficult. We continue to evaluate and monitor regulatory and legislative developments and cannot reliably estimate the timing or magnitude of all costs we may incur as a result of the Act or other related legislation or regulation.

Our products are complex, constantly evolving and often must be customized to individual customer requirements.

          The systems we manufacture and sell in our Equipment business have a large number of components and are highly complex, which require us to make substantial investments in research and development. If we were to fail to develop, manufacture and market new systems or to enhance existing systems, that failure would have an adverse effect on our business. We may experience delays and technical and manufacturing difficulties in future introduction, volume production and acceptance of new systems or enhancements. In addition, some of the systems that we manufacture must be customized to meet individual customer site or operating requirements. In some cases, we market and commit to deliver new systems, modules and components with advanced features and capabilities that we are still in the process of designing. We have limited manufacturing capacity and engineering resources and may be unable to complete the development, manufacture and shipment of these products, or to meet the required technical specifications for these products, in a timely manner. Failure to deliver these products on time, or failure to deliver products that perform to all contractually committed specifications, could have adverse effects on our business, including rescheduling of backlog, failure to achieve customer acceptance and therefore revenue recognition as anticipated, unanticipated rework and warranty costs, penalties for non-performance, cancellation of orders, or return of products for credit. In addition, we may incur substantial unanticipated costs early in a product’s life cycle, such as increased engineering, manufacturing, installation and support costs, that we may be unable to pass on to the customer and that may affect our gross margins. Sometimes we work closely with our customers to develop new features and products. In connection with these transactions, we sometimes offer a period of exclusivity to these customers. Any of these factors could have a material adverse effect on our business.

Our sales cycle is long and unpredictable, which requires us to incur high sales and marketing expenses with no assurance that a sale will result.

          The sales cycle for our equipment systems can be a year or longer, involving individuals from many different areas of our company and numerous product presentations and demonstrations for our prospective customers. Our sales process for these systems also includes the production of samples and customization of products for our prospective customers.

          Our Imaging business is also subject to long sales cycles because many of our products, such as our LIVAR system, often must be designed into our customers products, which are often complex state-of-the-art products. These development cycles are often multi-year and our sales are contingent on our customer successfully integrating our product into their product, completing development of their product and then obtaining production orders for their product. We do not enter into long term contracts with our customers and therefore until an order is actually submitted by a customer there is no binding commitment to purchase our systems.

          As a result, we may not recognize revenue from our products for extended periods of time after we have completed development, and made initial shipments of, our products, during which time we may expend substantial funds and management time and effort with no assurance that a sale will result.

We operate in an intensely competitive marketplace, and our competitors have greater resources than we do.

          In the market for our disk sputtering systems, we have experienced competition from competitors such as Anelva Corporation, which is a subsidiary of NEC Corporation and Unaxis Holdings, Ltd, each of which has sold substantial numbers of systems worldwide. Up to 1998, we also experienced competition from Ulvac Technologies, Inc. In the market for our Imaging products, we experience competition from companies such as ITT Industries, Inc. and Northrop Grumman Corporation, the primary U.S. manufacturers of Generation-III night vision devices and their derivative products. Our competitors have substantially greater financial, technical, marketing, manufacturing and other resources than we do. We cannot assure you that our competitors will not develop enhancements to, or future generations of, competitive products that offer superior price or performance features. Likewise, we cannot assure you that new competitors will not enter our markets and develop such enhanced products. Accordingly, competition for our customers is intense, and our competitors have historically offered substantial pricing concessions and incentives to attract our customers or retain their existing customers.

Our Imaging business depends heavily on government contracts, which are subject to immediate termination and are funded in increments. The termination of or failure to fund one or more of these contracts could have a negative impact on our operations.

          We sell many of our Imaging products and services directly to the U.S. government, as well as to prime contractors for various U.S. government programs. In 2002, 2003 and 2004, 18%, 26% and 12%, respectively of our consolidated revenues were derived from government contracts. Generally, government contracts are subject to oversight audits by government representatives and contain provisions permitting termination, in whole or in part, without prior notice at the government’s convenience upon the payment of compensation only for work done and commitments made at the time of termination. We cannot assure you that one or more of the government contracts under which we or our customers operate will not be terminated under these circumstances. Also, we cannot assure you that we or our customers would be able to procure new government contracts to offset the revenues lost as a result of any termination of existing contracts, nor can we assure you that we or our customers will continue to remain in good standing as federal contractors. The loss of one or more government contracts by us or our customers could have a material adverse effect on our operating results.

          Furthermore, the funding of multi-year government programs is subject to congressional appropriations, and there is no guarantee that the U.S. government will make further appropriations. The loss of funding for a government program would result in a loss of anticipated future revenues attributable to that program. That could increase our overall costs of doing business and have a material adverse effect on our operating results.

          In addition, sales to the U.S. government and its prime contractors may be affected by changes in procurement policies, budget considerations and political developments in the United States or abroad. The influence of any of these factors, which are beyond our control, could also negatively impact our financial condition. We also may experience problems associated with advanced designs required by the government which may result in unforeseen technological difficulties and cost overruns. Failure to overcome these technological difficulties and the occurrence of cost overruns would have a material adverse effect on our business.

We may not be successful in maintaining and obtaining the necessary export licenses to conduct operations abroad, and the United States government may prevent proposed sales to foreign customers.

          Many of our Imaging products require export licenses from United States Government agencies under the Export Administration Act, the Trading with the Enemy Act of 1917, the Arms Export Act of 1976 and the International Trading in Arms Regulations (“ITAR”). We can give no assurance that we will be successful in obtaining all the licenses necessary to export our products. Export to countries which are not considered by the United States Government to be allies is also likely to be prohibited. This limits the potential market for our products. Failure to obtain, or delays in obtaining, or revocation of previously issued licenses would prevent us from selling our products outside the United States, may subject us to fines or other penalties, and would have a material adverse effect on our business, financial condition and results of operations.

Our sales of disk sputtering systems are dependent on substantial capital investment by our customers, far in excess of the cost of our products.

          Our customers must make extremely large capital expenditures in order to purchase our systems and other related equipment and facilities. These costs are far in excess of the cost of our systems alone. The magnitude of such capital expenditures requires that our customers have access to large amounts of capital and that they be willing to invest that capital over long periods of time to be able to purchase our equipment. The magnetic disk manufacturing industry has not made significant additions to its production capacity until recently. Some of our potential customers may not be willing or able to make the magnitude of capital investment required, especially during a downturn in either the overall economy or the hard disk drive industry.

Our stock price is volatile.

          The market price and trading volume of our common stock has been subject to significant volatility, and this trend may continue. Over the past 12 months, the closing price of our common stock, as traded on The Nasdaq National Market, fluctuated from a low of $3.92 to a high of $11.39 per share. The value of our common stock may decline regardless of our operating performance or prospects. Factors affecting our market price include:

•	our perceived prospects;

•	variations in our operating results and whether we achieve our key business targets;

•	sales or purchases of large blocks of our stock;

•	changes in, or our failure to meet, our revenue and earnings estimates;

•	changes in securities analysts’ buy or sell recommendations;

•	differences between our reported results and those expected by investors and securities analysts;

•	announcements of new contracts, products or technological innovations by us or our competitors;

•	market reaction to any acquisitions, joint ventures or strategic investments announced by us or our competitors;

•	our high fixed operating expenses, including research and development expenses;

•	developments in the financial markets; and

•	general economic, political or stock market conditions in the United States and other major regions in which we do business.

          For example, in July 2004 when we announced that our gross margin and gross revenue for the year would be under expectations, our stock price dropped by approximately half. In addition, the general economic, political, stock market and hard drive industry conditions that may affect the market price of our common stock are beyond our control. The market price of our common stock at any particular time may not remain the market price in the future. In the past, securities class action litigation has been instituted against companies following periods of volatility in the market price of their securities. Any such litigation, if instituted against us, could result in substantial costs and a diversion of management’s attention and resources.

Changes in existing financial accounting standards or practices or taxation rules or practices may adversely affect our results of operations.

          Changes in existing accounting or taxation rules or practices, new accounting pronouncements or taxation rules, or varying interpretations of current accounting pronouncements or taxation practice could have a significant adverse effect on our results of operations or the manner in which we conduct our business. Further, such changes could potentially affect our reporting of transactions completed before such changes are effective. For example, we currently are not required to record stock-based compensation charges to earnings in connection with stock options grants to our employees. However, Financial Accounting Standards Board (FASB) 123R, “Stock-Based Payments” will require us to record stock-based compensation charges to earnings for employee stock option grants commencing in the first quarter of 2006. Such charges will negatively impact our earnings.

We are required to evaluate our internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act of 2002 and any adverse results from such evaluation could result in a loss of investor confidence in our financial reports and have an adverse effect on our stock price.

          Pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 (Section 404), we are required to furnish a report by our management on our internal control over financial reporting. Such report contains, among other matters, an assessment of the effectiveness of our internal control over financial reporting as of the end of our fiscal year, including a statement as to whether or not our internal control over financial reporting is effective. This assessment must include disclosure of any material weaknesses in our internal control over financial reporting identified by management. The report must also contain a statement that our auditors have issued an attestation report on management’s assessment of our internal controls.

          The Committee of Sponsoring Organizations of the Treadway Commission (COSO) provides a framework for companies to assess and improve their internal control systems. Auditing Standard No. 2 provides the professional standards and related performance guidance for auditors to attest to, and report on, management’s assessment of the effectiveness of internal control over financial reporting under Section 404. Management’s assessment of internal controls over financial reporting requires management to make subjective judgments, and, particularly because Section 404 and Auditing Standard No. 2 are newly effective, some of the judgments will be in areas that may be open to interpretation. Therefore the report is especially difficult to prepare.

          We were not able to assert, in our management certifications filed with our Annual Report on Form 10-K, that our internal control over financial reporting was effective as of December 31, 2004, as our management identified three material weaknesses in our internal control over financial reporting. This or any future inability to assert that our internal controls over financial reporting are effective for any given reporting period (or if our auditors are unable to attest that our management’s report is fairly stated or if they are unable to express an opinion on the effectiveness of our internal controls), could cause us to lose investor confidence in the accuracy and completeness of our financial reports, which could have an adverse effect on our stock price.

Our future success depends on international sales and the management of global operations

          International sales accounted for 68% of total revenues in 2004. We expect that international sales will continue to account for a significant portion of our total revenue in future years. We market to customers located in the Far East in countries such as China, Japan, Malaysia, Singapore and Taiwan. We are subject to various challenges related to the management of global operations, and international sales are subject to risks including, but not limited to regional economic and political conditions, challenges in staffing and managing foreign operations, changes in currency controls, potentially adverse tax consequences, difference in enforcement of intellectual property rights and fluctuation in interest and currency exchange rates. Any of these factors could have a material adverse effect on our business and operating results.

Our dependence on suppliers for certain parts, some of them sole-sourced, makes us vulnerable to manufacturing interruptions and delays, which could affect our ability to meet customer demand.

          We are a manufacturing business. Purchased parts constitute the largest component of our product cost. Our ability to manufacture depends on the timely delivery of parts, components, and subassemblies from suppliers. We obtain some of the key components and sub-assemblies used in our products from a single supplier or a limited group of suppliers. If any of our suppliers fail to deliver quality parts on a timely basis, we may experience delays in manufacturing, which could result in delayed product deliveries or increased costs to expedite deliveries or develop alternative suppliers. Development of alternative suppliers could require redesign of our products. Any or all of these factors could have a material adverse effect on our business and operating results.

Our business depends on the integrity of our intellectual property rights.

          The success of our business depends upon integrity of our intellectual property rights and we cannot assure you that:

•	any of our pending or future patent applications will be allowed or that any of the allowed applications will be issued as patents;

•	any of our patents will not be invalidated, deemed unenforceable, circumvented or challenged;

•	the rights granted under our patents will provide competitive advantages to us;

•	any of our pending or future patent applications will issue with claims of the scope that we sought, if at all;

•	other parties will not develop similar products, duplicate our products or design around our patents; or

•	our patent rights, intellectual property laws or our agreements will adequately protect our intellectual property or competitive position.

Failure to protect our intellectual property rights adequately could have a material adverse effect on our business.

          We provide products that are expected to have long useful lives and that are critical to our customers’ operations. From time to time, as part of business agreements, we place portions of our intellectual property into escrow to provide assurance to our customers that our technology will be available to them in the event that we are unable to support them at some point in the future.

          From time to time, we have received claims that we are infringing third parties’ intellectual property rights. We cannot assure you that third parties will not in the future claim that we have infringed current or future patents, trademarks or other proprietary rights relating to our products. Any claims, with or without merit, could be time-consuming, result in costly litigation, cause product shipment delays or require us to enter into royalty or licensing agreements. Such royalty or licensing agreements, if required, may not be available on terms acceptable to us. Any of the foregoing could have a material adverse effect on our business.

Our business is based in Northern California, where operating costs are high and competition for employees is intense.

          Our U.S. operations are located in Santa Clara, California and Fremont, California, where the cost of doing business and recruiting employees is high. Failure to manage these costs well could have a material adverse effect on our operating results. Additionally, our operating results depend, in large part, upon our ability to retain and attract qualified management, engineering, marketing, manufacturing, customer support, sales and administrative personnel. Furthermore, we compete with similar industries, such as the semiconductor industry, for the same pool of skilled employees. Failure to attract and retain qualified personnel could have a material adverse effect on our business.

Business interruptions, such as earthquakes or other natural or man-made disasters, could disrupt our operations and adversely affect our business.

          Our operations are vulnerable to interruption by fire, earthquake, power loss, telecommunications failure, unauthorized intrusion and other catastrophic events beyond our control. Our contingency plans for addressing these kinds of events may not be sufficient to prevent system failures and other interruptions in our operations that have a material adverse effect on our business. Additionally, our suppliers’ suffering similar business interruptions could have an adverse effect on our manufacturing ability. If any natural or man-made disasters do occur, our operations could be disrupted for prolonged periods, which could have a material adverse effect on our business.

Changes in demand caused by fluctuations in interest and currency exchange rates may reduce our international sales.

          Sales and operating activities outside of the United States are subject to inherent risks, including fluctuations in the value of the U.S. dollar relative to foreign currencies, tariffs, quotas, taxes and other market barriers, political and economic instability, restrictions on the export or import of technology, potentially limited intellectual property protection, difficulties in staffing and managing international operations and potentially adverse tax consequences. We earn a significant portion of our revenue from international sales, and there can be no assurance that any of these factors will not have an adverse effect on our ability to sell our products or operate outside the United States. We market to customers located in the Far East in countries such as China, Japan, Malaysia, Singapore and Taiwan.

          We currently quote and sell the majority of our products in U.S. dollars. From time to time, we may enter into foreign currency contracts in an effort to reduce the overall risk of currency fluctuations to our business. However, there can be no assurance that the offer and sale of products denominated in foreign currencies, and the related foreign currency hedging activities, will not adversely affect our business.

          Our principal competitor for disk sputtering equipment is based in Japan and has a cost structure based on the Japanese yen. Accordingly, currency fluctuations could cause the price of our products to be more or less competitive than our principal competitor’s products. Currency fluctuations will decrease or increase our cost structure relative to those of our competitors, which could lessen the demand for our products and affect our competitive position.

We routinely evaluate acquisition candidates and other diversification strategies.

          We have completed a number of acquisitions as part of our efforts to expand and diversify our business. For example, our business was initially acquired from Varian Associates in 1991. We acquired our gravity lubrication and rapid thermal processing product lines in two acquisitions. We sold the rapid thermal processing product line in November 2002. We also acquired our RPC electron beam processing business in late 1997, and subsequently closed this business. We intend to continue to evaluate new acquisition candidates, divestiture and diversification strategies. Any acquisition involves numerous risks, including difficulties in the assimilation of the acquired company’s employees, operations and products, uncertainties associated with operating in new markets and working with new customers, and the potential loss of the acquired company’s key employees. Additionally, unanticipated expenses, difficulties and consequences may be incurred relating to the integration of technologies, research and development, and administrative and other functions. Any future acquisitions may also result in potentially dilutive issuance of equity securities, acquisition- or divestiture-related write-offs or the assumption of debt and contingent liabilities. Any of the above factors could have a material adverse effect on our business.

We use hazardous materials and are subject to risks of non-compliance with environmental and safety regulations.

          We are subject to a variety of governmental regulations relating to the use, storage, discharge, handling, emission, generation, manufacture, treatment and disposal of toxic or otherwise hazardous substances, chemicals, materials or waste. If we fail to comply with current or future regulations, such failure could result in suspension of our operations, alteration of our manufacturing process, or substantial civil penalties or criminal fines against us or our officers, directors or employees. Additionally, these regulations could require us to acquire expensive remediation or abatement equipment or to incur substantial expenses to comply with them. Failure to properly manage the use, disposal or storage of, or adequately restrict the release of, hazardous or toxic substances could subject us to significant liabilities.

Future sales of shares of our common stock by our officers, directors and affiliates could cause our stock price to decline.

          Substantially all of our common stock may be sold without restriction in the public markets. Shares held by our directors, executive officers and affiliates are subject to volume and manner of sale restrictions, and as otherwise described in the following sentence. We have an agreement with Foster City LLC and Redemco LLC that gives Foster City and Redemco the right to require us to file a registration statement on Form S-3, registering the resale of all shares of our common stock held by Foster City and Redemco. In May 2005, Redemco LLC exercised such right and we are currently in the process of filing a registration statement to cover such shares. Sales of a substantial number of shares of common stock in the public market or the perception that these sales could occur could materially and adversely affect our stock price and make it more difficult for us to sell equity securities in the future at a time and price we deem appropriate.

Anti-takeover provisions in our charter documents and under California law could prevent or delay a change in control, which could negatively impact the value of our common stock by discouraging a favorable merger or acquisition of us.

          Our articles of incorporation authorize our board of directors to issue up to 10,000,000 shares of preferred stock and to determine the powers, preferences, privileges, rights, including voting rights, qualifications, limitations and restrictions of those shares, without any further vote or action by the shareholders. The rights of the holders of our common stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that we may issue in the future. The issuance of preferred stock could have the effect of delaying, deterring or preventing a change in control and could adversely affect the voting power of your shares. In addition, provisions of California law could make it more difficult for a third party to acquire a majority of our outstanding voting stock by discouraging a hostile bid, or delaying or deterring a merger, acquisition or tender offer in which our shareholders could receive a premium for their shares or a proxy contest for control of our company or other changes in our management.

USE OF PROCEEDS

          We will not receive any of the proceeds from the sale of the shares sold under this prospectus. All proceeds from the sale of the shares will be for the account of the selling stockholder. See “Selling Stockholder” and “Plan of Distribution.”

INFORMATION CONTAINED IN THIS PROSPECTUS

          You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. The selling stockholder listed in this prospectus is offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock.

FORWARD-LOOKING STATEMENTS

          Some of the statements under the sections entitled “Risk Factors” and elsewhere in this prospectus, and in the documents incorporated by reference in this prospectus, constitute forward-looking statements. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expect,” “plan,” “intend,” “forecast,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue” or the negative of these terms or other comparable terminology. The forward-looking statements contained in this prospectus involve known and unknown risks, uncertainties and situations that may cause our or our industry’s actual results, level of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these statements.

          Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. You should not place undue reliance on any of our forward-looking statements.

SELLING STOCKHOLDER

          We have an agreement with Redemco, L.L.C., that gives Redemco the right to require us to file a Registration Statement on Form S-3, registering the resale of all shares held by Redemco. The table below lists Redemco, the sole selling stockholder, and other information regarding the beneficial ownership of our common stock by Redemco. Because Redemco may sell or distribute all or a portion of the other shares of common stock it holds at any time and from time to time after the date of this prospectus, we cannot say for certain the number of shares of common stock that Redemco may have upon completion of this offering. The shares may be offered by Redemco or by pledgees, donees, transferees or other successors in interest of Redemco or its successors in interest that receive such shares as a gift or through a private sale or other transfer. We may amend or supplement this prospectus from time to time to update the information provided in the table.

	Shares Beneficially		Shares Beneficially Owned
	Owned Prior to	Number of Shares	After Offering
Name of Selling Stockholder	Offering	Being Offered	Number	Percent(1)
Redemco, L.L.C. (2)(3)(4)(5) 395 Mill Creek Circle Vail, CO 81657	3,255,969	2,000,000	1,255,969	6.2%

(1)	Based upon 20,368,054 shares of common stock outstanding as of the close of business on May 6, 2005 in accordance with Rule 13d-3 under the Securities Exchange Act of 1934.

(2)	All 3,255,969 shares are directly held by Redemco, L.LC. The managing members of Redemco, L.L.C. are Mill Creek Systems, LLC and Mr. John D. Smead. Ms. Ann Becher Smead is the sole manager of Mill Creek Systems, LLC. She and Mr. Smead have shared dispositive and voting power over the shares. Mill Creek Systems, LLC, Ms. Becher Smead and Mr. Smead disclaim beneficial ownership of the shares held by Redemco, L.L.C., except to the extent of their pecuniary interests in the shares. H. Joseph Smead was a director of Intevac and the sole managing member of Redemco, L.L.C. until his death in December 2003. The information in this footnote is based upon a Schedule 13D/A filed on behalf of Redemco, L.L.C., Mill Creek Systems, LLC and Ms. Becher Smead, among others, as a “group,” as that term is used in Section 13(d)(3) of the Exchange Act.

(3)	Excludes 563,031 shares held by Foster City LLC. Ms. Becher Smead and Mr. Smead are two of the three managers of Foster City LLC.

(4)	Redemco, L.L.C. purchased its shares from Foster City LLC, which in turn received its shares from Kaiser Aerospace & Electronics Corporation, the entity that initially provided the majority of Intevac’s financing at its initial incorporation. Each of Redemco, L.L.C., Foster City LLC and Kaiser were substantially controlled by H. Joseph Smead until his death in December 2003 and, as disclosed above in Note (2), Dr. Smead was also a director of Intevac from its inception until his death.

(5)	Excludes 10,000 shares held by the Ann Becher Smead Marital Trust.

PLAN OF DISTRIBUTION

          We are registering the shares of common stock on behalf of the selling stockholder. The common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market prices, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected at various times in one or more of the following transactions, or in other kinds of transactions:

•	transactions on the NASDAQ Stock Market or on any national securities exchange or U.S. inter-dealer system of a registered national securities association on which the common stock may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in private transactions and transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•	in connection with short sales of the shares;

•	by pledge to secure or in payment of debt and other obligations;

•	through the writing of options, whether the options are listed on an options exchange or otherwise;

•	in connection with the writing of non-traded and exchange-traded call options, in hedge transactions and in settlement of other transactions in standardized or over-the-counter options; or

•	through a combination of any of the above transactions.

          The selling stockholder and its successors, including their transferees, pledgees or donees or their successors, may sell the common stock directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling stockholder or the purchasers. These discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent may be in excess of those customary in the types of transactions involved.

          In addition, any securities covered by this prospectus that qualify for sale pursuant to Rule 144 of the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.

          We entered into a registration rights agreement for the benefit of the selling stockholder to register the common stock under applicable federal and state securities laws. The registration rights agreement provides for cross-indemnification of the selling stockholder and us and our respective directors, officers and controlling persons against specific liabilities in connection with the offer and sale of the common stock including liabilities under the Securities Act of 1933. The selling stockholder will reimburse the Company for the expenses incurred by the Company incident to the registration of the securities covered by this prospectus.

LEGAL MATTERS

          Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California will pass upon certain legal matters relating to the validity of the securities offered for us hereby.

EXPERTS

          Grant Thornton LLP, independent registered public accounting firm, have audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2004, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the Registration Statement. Our consolidated financial statements are incorporated by reference in reliance on Grant Thornton LLP’s report, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

          We have filed with the Securities and Exchange Commission a Registration Statement on Form S-3, of which this prospectus is a part, under the Securities Act with respect to the shares of common stock offered hereby. This prospectus does not contain all of the information included in the Registration Statement. Statements in this prospectus concerning the provisions of any document are not necessarily complete. You should refer to the copies of these documents filed as exhibits to the Registration Statement or otherwise filed by us with the SEC for a more complete understanding of the matter involved. Each statement concerning these documents is qualified in its entirety by such reference.

          We are subject to the informational requirements of the Securities and Exchange Act of 1934 and, accordingly, file reports, proxy statements and other information with the SEC. The SEC maintains a web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. Copies of our reports, proxy statements and other information also may be inspected and copied at the public reference facility maintained by the SEC at the Judiciary Plaza, 450 Fifth Street, N.W., Room 124, Washington, D.C. 20549. Copies of these materials can also be obtained by mail at prescribed rates from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549 or by calling the SEC at 1-800-SEC-0330.

INFORMATION INCORPORATED BY REFERENCE

          The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you in this document by referring you to other filings we have made with the SEC. The information incorporated by reference is considered to be part of this prospectus, and later information filed with the SEC will update and supersede this information. We incorporate by reference the documents and information listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities and Exchange Act prior to the completion of the offering covered by this prospectus:

          (1) Our Annual Report on Form 10-K for the year ended December 31, 2004.

          (2) Our Quarterly Report on Form 10-Q for the quarter ended April 2, 2005.

          (4) The description of our common stock contained in our Registration Statement on Form 8-A dated October 5, 1995 filed with the SEC pursuant to Section 12(g) of the Exchange Act, including any amendment or report filed for the purposes of updating such description.

          We will provide to any person, including any beneficial owner, to whom a prospectus is delivered, a copy of any of the information which has been incorporated by reference into this prospectus at no cost upon an oral or written request to:

Investor Relations
Intevac, Inc.
3560 Bassett Street
Santa Clara, California
(408) 986-9888

2,000,000 Shares

INTEVAC, INC.

COMMON STOCK

PROSPECTUS

          No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the shares offered hereby, and only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

____________, 2005

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

          The Registrant will bear no expenses in connection with any sale or other distribution by the selling stockholders of the shares being registered other than the expenses of preparation and distribution of this Registration Statement and the Prospectus included in this Registration Statement. Such expenses are set forth in the following table. All of the amounts shown are estimates except the Securities and Exchange Commission registration fee.

Amount To Be Paid
SEC registration fee	$2292
Legal fees and expenses	15,000
Accounting fees and expenses	20,000
Miscellaneous	2708

Total	$40,000

Item 15. Indemnification of Directors and Officers

          Section 317 of the California Corporations Code authorizes a corporation’s Board of Directors to grant indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act. Article V of the our Amended and Restated Articles of Incorporation and Article VI of the our Bylaws provide for indemnification of our directors, officers and other agents to the maximum extent permitted by the California Corporations Code. In addition, we have entered into indemnification agreements with each of our directors and executive officers.

Item 16. Exhibits

Exhibits
4.1*	Registration Rights Agreement, dated January 16, 2004, between the Registrant, Redemco, LLC and Foster City, LLC

5.1	Opinion of Wilson Sonsini Goodrich & Rosati, P.C.

10.9	Employment Agreement of Kevin Fairbairn dated January 24, 2002.

23.1	Consent of Grant Thornton LLP, Independent Registered Public Accounting Firm.

23.2	Consent of Wilson Sonsini Goodrich & Rosati, P.C. (included in Exhibit 5.1).

24.1**	Power of Attorney (see page II-4).

*	Incorporated by reference to a previously filed exhibit to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2003.
**	Previously filed with the original Registration Statement on Form S-3 filed by the Registrant on May 16, 2005.

Item 17. Undertakings

          The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

              (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

              (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

              (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the effective Registration Statement;

provided, however, that subparagraphs (i) and (ii) shall not apply if the information required to be included in a post-effective amendment by those subparagraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act that are incorporated by reference in the Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of this offering.

          (4) That, for the purpose of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (5) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer of controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act will be governed by the final adjudication of such issue.

SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Santa Clara, State of California, on the 21st day of July, 2005.

INTEVAC, INC.
By:	/s/ Kevin Fairbairn
Kevin Fairbairn
President and Chief Executive Officer

          Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed on the 21st day of July 2005 by the following persons in the capacities indicated.

Signature	Title

/s/ Kevin Fairbairn Kevin Fairbairn	President, Chief Executive Officer and Director (Principal Executive Officer)

* /s/ Norman H. Pond Norman H. Pond	Chairman of the Board

/s/ Charles B. Eddy III Charles B. Eddy III	Vice President, Finance and Administration, and Chief Financial Officer (Principal Financial and Accounting Officer)

* /s/ David Dury David Dury	Director

* /s/ Stanley J. Hill Stanley J. Hill	Director

Signature	Title

* /s/ David N. Lambeth David N. Lambeth	Director

* /s/ Robert Lemos Robert Lemos	Director

* /s/ Arthur L. Money Arthur L. Money	Director

* By:	/s/ Charles B. Eddy III Charles B. Eddy III Attorney-in-fact

EXHIBIT INDEX

Exhibits
4.1*	Registration Rights Agreement, dated January 16, 2004, between the Registrant, Redemco, LLC and Foster City, LLC

5.1	Opinion of Wilson Sonsini Goodrich & Rosati, P.C.

10.9	Employment Agreement of Kevin Fairbairn dated January 24, 2002.

23.1	Consent of Grant Thornton LLP, Independent Registered Public Accounting Firm.

23.2	Consent of Wilson Sonsini Goodrich & Rosati, P.C. (included in Exhibit 5.1).

24.1**	Power of Attorney (see page II-4).

*	Incorporated by reference to a previously filed exhibit to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2003.
**	Previously filed with the original Registration Statement on Form S-3 filed by the Registrant on May 16, 2005.